FORM 10-Q
                                                  SEPTEMBER 30, 1996


                                                  EXHIBIT 11


              AMERICAN POWER CONVERSION CORPORATION
                COMPUTATION OF EARNINGS PER SHARE
                           (UNAUDITED)

                           NINE MONTHS ENDED     THREE MONTHS ENDED
                             SEPTEMBER 30,          SEPTEMBER 30,
                           1996        1995        1996        1995

 Primary:
 Weighted average
  shares outstanding    93,750,973   92,839,686   94,039,026  93,111,855
 Net effect of
  dilutive stock
  options based on the
  treasury stock method
  using the average
  market price             243,914      652,579      362,068     653,620

     Total              93,994,887   93,492,265   94,401,094  93,765,475

 Net income            $62,218,862  $52,779,799  $27,901,040 $17,129,440

 Per share amount           $  .66       $  .56       $  .30      $  .18

 Fully diluted:
 Weighted average
  shares outstanding    93,750,973   92,839,686   94,039,026  93,111,855
 Net effect of
  dilutive stock
  options based on the
  treasury stock method
  using the period
  end market price         543,815      450,946      561,597     450,946

     Total              94,294,788   93,290,632   94,600,623  93,562,801

 Net income            $62,218,862  $52,779,799  $27,901,040 $17,129,440

 Per share amount           $  .66       $  .56       $  .30      $  .18




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